Exhibit 99.1

                                  Press Release

NEWS RELEASE

              ePHONE Telecom Closes $3.2 Million Financing Package

HERNDON, Va. and Greenwich, CT. - June 24, 2003 - ePHONE Telecom, Inc. (OTCBB:
EPHO), a global Internet telephony services provider for commercial and residential users announced today that it closed on a $3,000,000 equity line of credit and a $200,000 Convertible Security subject to effective registration with the United States Securities and Exchange Commission covering the resale of the shares.

Carmine Taglialatela, Jr., President and CEO of ePHONE commented "This influx of funds will help develop revenues during the next quarter and allow ePhone to grow the wholesale and unlimited telephony services as we prepare for the merger with Champion Teleport".

The funding agreements were arranged through Cornell Capital Partners, LP, a US based private equity fund. Source Capital, Inc. of Westport, Connecticut was the investment banking advisor on behalf of ePHONE for the transaction. The Company will be filing an 8-K report concerning the agreements executed.

On May 9th 2003, ePHONE announced that it had agreed to merge with Champion Teleport of Greenwich, CT, an affiliate of Alphastar International. The merger will enable ePHONE to offer a full suite of value added VoIP telephony, wireless and Wi-Fi broadband services. Further, the newly merged company intends to consolidate the rapidly growing and highly fragmented wireless / Wi-Fi broadband and VoIP industries. The merger is expected to be consummated within the next several weeks. Dr. Mahmoud Wahba, President of Champion Teleport, was recently appointed to ePHONE Board of Directors.

About ePHONE Telecom

ePHONE Telecom provides next-generation, voice and data communication solutions to businesses and residential customers worldwide. The Company provides a growing suite of innovative retail products and services including branded and private label pre-paid calling cards, pre-paid domestic calling plans and leading edge 1+ pre-paid services as well as wholesale (carrier-to-carrier) solutions. ePHONE's retail products can provide consumers dramatic savings of 50% to 70% versus traditional providers. ePHONE delivers these services via a high-quality, scaleable, Tier-1 grade, Cisco-based VoIP network supported by a network-operating center in Herndon, VA. The Company is focused on expanding its points-of-presence on a global basis to support every existing and emerging telephony protocol. For more information on ePHONE Telecom and its products and services please visit www.ePHONEtelecom.com.

About Champion Teleport

Champion Teleport, of Greenwich, CT is an affiliate of Alphastar International, one of the original satellite TV broadcasting companies. The teleport is equipped to broadcast 500 TV channels and was upgraded to provide broadband and IP applications. The teleport is located on Oxford CT and uses satellites that cover the USA, Canada the Caribbean Islands, Latin America as well as Europe, the Middle East and Africa .To view the Champion Teleport please visit the AlphaStar website at www.AlphaStar.com.

For investor information Contact
Philip Williams and Flora Wood
Investor Relations

1-866-825-3405

info@ePHONEtelecom.com





                            FORWARD-LOOKING-STATEMENT
With the exception of the historical information contained in this document the matters described herein contain forward looking statements that involve risks and uncertainties that may individually or in the aggregate impact the matters herein described. Such risks and uncertainties include but are not limited to, changing economic conditions generally and in the telecommunications industry, trends in the development of the Internet as a commercial medium and carrier of telephony traffic, market acceptance risks, technological development risks, seasonality and other factors, some of which are described in our reports filed with the SEC.